As filed with the Securities and Exchange Commission on October 10, 2017

Registration No. 333-216544
Registration No. 333-210055
Registration No. 333-202549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT NO. 333-216544

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT NO. 333-210055

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8
REGISTRATION STATEMENT NO. 333-202549

UNDER
THE SECURITIES ACT OF 1933

MAXPOINT INTERACTIVE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	20‑5530657 (I.R.S. Employer Identification Number)

3020 Carrington Mill Blvd., Suite 300
Morrisville, North Carolina 27560
(800) 916-9960
(Address of Principal Executive Offices and Zip Code)

MaxPoint Interactive, Inc. 2015 Equity Incentive Plan
MaxPoint Interactive, Inc. 2015 Employee Stock Purchase Plan
MaxPoint Interactive, Inc. 2010 Equity Incentive Plan
(Full title of the plans)

Lee Ann Stevenson
Secretary
MaxPoint Interactive, Inc.
3020 Carrington Mill Blvd., Suite 300
Morrisville, North Carolina 27560
(800) 916-9960
(Name, address and telephone number, including area code, of agent for service)

________________________________________________________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non‑accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

These post-effective amendments (the “Post-Effective Amendments”), filed by MaxPoint Interactive, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.00005 per share, of the Company (the “Shares”) that remain unsold under the following Registration Statements on Form S-8 filed by the Company (collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”): Form S-8 filed on March 8, 2017 (File No. 333-216544), March 10, 2016 (File No. 333-210055) and March 6, 2015 (File No. 333-202549). All share information presented in these amendments has been adjusted to reflect the impact of a 1-for-4 reverse stock split of the Company’s capital stock on April 25, 2016.

Registration No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares
333-216544	March 8, 2017	MaxPoint Interactive, Inc. 2015 Equity Incentive Plan MaxPoint Interactive, Inc. 2015 Employee Stock Purchase Plan	331,644 62,500

333-210055	March 10, 2016	MaxPoint Interactive, Inc. 2015 Equity Incentive Plan MaxPoint Interactive, Inc. 2015 Employee Stock Purchase Plan	328,049 62,500

333-202549	March 6, 2015	MaxPoint Interactive, Inc. 2015 Equity Incentive Plan MaxPoint Interactive, Inc. 2015 Employee Stock Purchase Plan MaxPoint Interactive, Inc. 2010 Equity Incentive Plan	699,353 93,750 854,327
On August 27, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Harland Clarke Holdings Corp., a Delaware corporation (“Parent”) and its indirect wholly owned subsidiary, Mercury Merger Sub, Inc., a Delaware corporation (“Purchaser”). Pursuant to the Merger Agreement, Parent caused Purchaser to commence a cash tender offer for all of the Company’s outstanding Shares at a purchase price of $13.86 per Share (the “Offer”). On October 10, 2017, following the completion of the Offer, Purchaser merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the General Corporation Law of the State of Delaware.

In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina on this 10th day of October, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

MAXPOINT INTERACTIVE, INC.

By:	/s/ Lee Ann Stevenson
	Name:	Lee Ann Stevenson
	Title:	Secretary